Morgan

& Company

Chartered Accountants

October 18, 2005

Securities and Exchange Commission

450 Fifth Street NW

Washington DC

20549 USA

Dear Sirs

RE:  MONTPELLIER GROUP, INC.

We were previously the principal accountants for Montpellier Group, Inc. and we reported on the financial statements of Montpellier Group, Inc. as of the periods since November 26, 2001 (date of inception).  As of October 14, 2005, we were not engaged as the principal accountants for Montpellier Group, Inc.  We have read Montpellier Group, Inc.'s statements under Item 4 of its Form 8-K, dated October 18, 2005, and we agree with such statements.

For the most recent fiscal period of 2005, there has been no disagreement between Montpellier Group, Inc. and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

"Morgan & Company"

Chartered Accountants

Tel:  (604) 687-5841                                                                                                                                                                                                    P.O. Box 10007 Pacific Centre

Fax:  (604) 687-0075                                                                                                                                                                                           Suite 1488 - 700 West Georgia Street

www.morgan-cas.com                                                                                                                                                                                                        Vancouver, B.C. V7Y 1A1